Exhibit 5.1

599 LEXINGTON AVENUE
NEW YORK, NY 10022-6069

+1.212.848.4000

October 31, 2022

Greenidge Generation Holdings Inc.

135 Rennell Road

3rd Floor

Fairfield, CT 06890

Ladies and Gentlemen:

We are acting as counsel for Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to 3,076,842 shares of Class A common stock, $0.0001 par value per share, of the Company (the “Shares”) reserved for issuance upon the vesting and exercise of non-qualified stock options granted to David Anderson, the Company’s Chief Executive Officer, and Scott MacKenzie, the Company’s Chief Strategy Officer (the “Options”). In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended; and

(c)	The Stock Option Inducement Award Agreement between the Company and David Anderson and the Stock Option Inducement Award Agreement between the Company and Scott MacKenzie relating to the Options (the “Inducement Grant Agreements”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Inducement Grant Agreements, the form of which is referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares which may be delivered under the Inducement Grant Agreements have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Inducement Grant Agreements and (b) paid for in full in accordance with the terms of the Inducement Grant Agreements, will be validly issued, fully paid and non-assessable.

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.